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                       [SQUIRE & COMPANY, PC LETTERHEAD]

                                                                EXHIBIT 23.3


                  CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS

The Board of Directors
NACT Telecommunications, Inc.

We consent to the use in this Prospectus of our report dated January 5, 1995 relating to the financial statements of NACT Telecommunications, Inc. (formerly known as National Applied Computer Technologies, Inc.), included therein, for the fiscal year ended September 30, 1994 and to the references to our firm under the heading "Selected Financial Data" and "Experts" in this Prospectus.

SQUIRE & CO.

Squire & Co.
Orem, Utah
February 4, 1997